<EXHIBIT>                                                          EXHIBIT 10.10
           CONDITIONAL TRADEMARK COLLATERAL ASSIGNMENT

     THIS CONDITIONAL TRADEMARK COLLATERAL ASSIGNMENT dated as of December 26, 1997, by and between PCD INC., a Massachusetts corporation, with a principal place of business at 2 Technology Drive, Centennial Park, Peabody, Massachusetts 01960-7977 ("Assignor") and FLEET NATIONAL BANK, a national banking association organized under the laws of the United States having an office at One Federal Street, Boston, Massachusetts 02110 ("Assignee"), as Agent for itself and each of the other Lenders who are now or hereafter become parties to the hereinafter defined Loan Agreement.

     WHEREAS, Assignee and Assignor, as Agent for itself and each of the other Lenders who are now or hereafter become parties to the Loan Agreement (as hereinafter defined) have this day entered into a certain Loan Agreement (as the same may be amended from time to time, the "Loan Agreement") pursuant to which Assignee has agreed to make certain loans to Assignor; and

     WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Loan
Agreement; and

     WHEREAS, pursuant to the terms of a Security Agreement of even date herewith by and between Assignor and Assignee (as amended from time to time, the "Security Agreement"), Assignor has concurrently granted to Assignee a security interest in all of Assignor's assets to secure, INTER ALIA, the payment and performance of the Obligations of Assignor to Assignee and/or the Lenders under the Loan Agreement; and

     WHEREAS, to evidence and perfect the rights of Assignee as grantee of a security interest that has attached in certain of said assets as described below, Assignor has executed and delivered to Assignee this Conditional Trademark Collateral Assignment.

     NOW THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, THE RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED, AND SUBJECT TO THE CONDITIONS SET FORTH HEREIN, Assignor does hereby conditionally collaterally assign and grant unto Assignee all of Assignor's right, title and interest in, to and under the following, whether presently existing or hereafter arising or acquired:

     (i) each trademark and servicemark (whether registered or unregistered), and each registration thereof, and each trademark and servicemark registration application (whether federal or state, and whether foreign or domestic) owned by Assignor, including, without limitation, each such trademark, servicemark or trademark or servicemark registration application set forth on SCHEDULE A, attached hereto and incorporated herein by reference;

     (ii) all products and proceeds of the foregoing, including, without limitation, any claim or causes of action of Assignor against any third parties for past, present or future infringement of any of the foregoing, with the right to sue and recover the same in the Assignee's own name and for its own use and behoove; and
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     (iii)  the goodwill of Assignor's business symbolized by
each of the foregoing;

     (all of the foregoing, individually and collectively, the "Trademarks").

     PROVIDED, HOWEVER, THAT ASSIGNOR'S RIGHTS IN THE TRADEMARKS SHALL CONTINUE UNTIL, AND ASSIGNEE SHALL HAVE NO OBLIGATIONS OR RIGHTS WITH RESPECT TO THE TRADEMARKS UNTIL, AND ASSIGNEE SHALL BE ENTITLED TO EXERCISE ITS RIGHTS AND REMEDIES HEREUNDER IN AND WITH RESPECT TO THE TRADEMARKS ONLY UPON, SATISFACTION OF THE FOLLOWING CONDITIONS SUBSEQUENT:

     (a) The occurrence and continuation of an Event of Default as defined in the Loan Agreement; or

     (b) The exercise by Assignee of any or all of its rights or remedies under the Security Agreement in respect of the Trademarks.

     1. Assignor does hereby acknowledge, affirm and represent that:

          (i) the rights and remedies of Assignee with respect to its interest in the Trademarks are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.

          (ii) that nothing in this Conditional Trademark
Collateral Assignment shall be in derogation of the rights and remedies of Assignee in and to the Trademarks as set forth in the Security Agreement and as shall be available at law or in equity.

          (iii) SCHEDULE A contains a true and complete record of (a) all registered (state, federal and international) trademarks and servicemarks in which Assignor has any interest and (b) all applications pending in the U.S. Patent and Trademark Office or other like office for registration of trademarks and servicemarks in which Assignor has any interest.

          (iv) the Trademarks are subsisting and have not been adjudged invalid or unenforceable, in whole or in part by a court of competent jurisdiction.

          (v) each of the registered Trademarks is valid and enforceable.

          (vi) Assignor is the sole and exclusive owner of the entire and unencumbered right, title and interest in and to each of the registered Trademarks, free and clear of any Liens, including, without limitation, licenses and covenants by Assignor not to sue third persons, except as permitted under the Loan Agreement.

                               2
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     2.  Assignor covenants that, until all of the Obligations
shall have been satisfied in full, it will not enter into any agreement (for example, a license agreement) which is inconsistent with Assignor's obligations under this Assignment, without the Assignee's prior written consent.

     3. Assignor covenants that if, before the Obligations shall have been satisfied in full, Assignor shall obtain rights to any additional registered trademarks or servicemarks, or become entitled to the benefit of any registration applications for trademarks or servicemarks, the provisions of this Assignment shall automatically apply thereto and Assignor shall give to the Assignee prompt notice thereof in writing.

     4. Assignor shall indemnify, defend and hold Assignee, its affiliates and their respective directors, officers, employees and agents ("Assignee's Indemnified Parties") harmless from and against all damages, losses or expenses suffered or paid as a result of any and all claims, demands, suits, causes of action, proceedings, judgments and liabilities, including reasonable attorneys' fees incurred in litigation or otherwise assessed, incurred or sustained by or against Assignee's Indemnified Parties or any of them with respect to or arising out of or in any way connected with this Assignment.

     5. Assignor authorizes the Assignee to modify this Assignment by amending SCHEDULE A to include any future registered trademarks, servicemarks, or trademark or servicemark applications in which Assignor may acquire an interest.

     6. At such time as Assignor shall completely and finally satisfy all of the Obligations, the Assignee shall execute and deliver to Assignor all deeds, assignments and other instruments as may be necessary or proper to re-vest in Assignor full title to the Trademarks, subject to any disposition thereof which may have been made by the Assignee pursuant to the Security Agreement.

                 [SIGNATURES APPEAR ON NEXT PAGE]

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     IN WITNESS WHEREOF, Assignor has caused this Conditional
Trademark Collateral Assignment to be duly executed by its duly authorized officer as of the date first set forth above.

                              PCD INC.


                              By: /S/ John L. Dwight, Jr.
                                 --------------------------
                                 John L. Dwight, Jr.
                                 Chairman of the Board

                              FLEET NATIONAL BANK
                              as Agent for itself and
                              the other Lenders


                              By: /S/ Thomas W. Davies
                                 --------------------------
                                 Thomas W. Davies
                                 Senior Vice President